                                                                    EXHIBIT 12.2



                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.*



                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION


                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)



                                                                              THREE MONTHS ENDED
                                                                            -----------------------
                                                                            MARCH 31,     MARCH 31,
                                                    1994         1995         1995          1996
                                                   -------     --------     ---------     ---------
Earnings
  Loss before income taxes.......................  $(9,609)    $(27,515)     $(5,107)      $(6,941)
  Fixed charges..................................    4,903       19,511        3,873         6,984
                                                   -------     --------     ---------     ---------
          Earnings...............................   (4,706)      (8,004)      (1,234)           43
                                                   -------     --------     ---------     ---------
Fixed charges
  Interest expense...............................    4,655       18,722        3,713         6,779
  Interest element of rentals....................       33          132           12            40
  Amortization of debt issuance costs............      215          657          148           165
                                                   -------     --------     ---------     ---------
          Fixed charges..........................  $ 4,903     $ 19,511      $ 3,873       $ 6,984
                                                   =======     ========      =======       =======
Ratio of earnings to fixed charges(1)............       --           --           --            --


- ---------------

(1) Earnings for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 were insufficient to cover the fixed charges by $9,609, $27,515, $5,107, and $6,941, respectively. As a result of such deficiencies, these ratios are not presented above.



  * The ratio of earnings to fixed charges calculation has not been presented for Charter Communications Southeast Holdings Capital Corporation for the period from inception to March 31, 1996, as no revenues or expenses were incurred during this period.